Exhibit 99.1

Iron Mountain Reports Second Quarter 2012 Financial Results

Company delivers 6% constant dollar storage rental revenue growth

International business reports 8% constant dollar revenue growth and increase in Adjusted OIBDA margins of 150 basis points

Company reiterates constant dollar revenue growth and profit guidance; adjusts projected revenue range to reflect current foreign exchange rates

Requests for private letter rulings in connection with proposed REIT conversion filed

BOSTON--(BUSINESS WIRE)--July 26, 2012--Iron Mountain Incorporated (NYSE: IRM), the information management company, today reported solid results for its second quarter ended June 30, 2012 including total revenues of $752 million, Adjusted OIBDA of $236 million (31.3% of revenues) and Adjusted EPS of $0.35 per share ($0.24 GAAP EPS from continuing operations). Consistent operating performance including 6% constant dollar (C$) storage rental revenue growth and 150 basis points of Adjusted OIBDA margin improvement in the International Business segment were key drivers of performance in the quarter. The Company reported strong operating1 results including Adjusted OIBDA of $239 million and Adjusted EPS of $0.36 per share excluding $3 million of certain costs and expenditures associated the Strategic Review Special Committee of the Board of Directors (Special Committee) and the Company’s proposed conversion to a real estate investment trust (REIT).

“This was another good quarter for Iron Mountain and we are on track to achieve our full year objectives. The organization continues to perform well and deliver consistent, solid operating results. Even in a slow growth economy, we achieved 6% C$ storage rental growth comprised of 4% internal growth and the balance from recent acquisitions. Most of these acquisitions were in international expansion markets, consistent with our long-term strategy,” said Richard Reese, Iron Mountain’s Chairman and Chief Executive Officer. “We advanced our work to pursue conversion to a REIT with the filing of requests for private letter rulings with the Internal Revenue Service.”

The remaining discussion in this press release of the Company’s results refers to its operating1 results excluding certain costs and expenditures as described above. Unless otherwise indicated, growth rates will be presented on a C$ basis. See Appendix A.

Iron Mountain’s second quarter 2012 operating results met expectations reflecting consistent underlying business trends. Total revenue for the quarter increased 2% C$ compared to the same prior year period, driven by strong 6% C$ growth in storage rental revenues. Service revenues, excluding paper revenues, were flat to the same prior year period. A 37% year-over-year decline in average recycled paper prices reduced total revenue growth by approximately 1.5% in the quarter. Foreign currency rate changes reduced total reported revenues by approximately 3% from 2% C$ to (1)% on a reported basis. Adjusted OIBDA margin (31.8%) increased 40 basis points in the second quarter of 2012 compared to the same prior year period, driven by profit gains in the International Business segment and corporate overhead efficiency initiatives. Adjusted EPS for the quarter increased 9% year-over-year to $0.36 based on fewer shares outstanding compared to the same prior year period.

The Company continues to advance its strategic operating plan and achieve key milestones, including driving higher returns in the International Business segment, investing in key emerging markets and sustaining high returns in the North American Business segment. The International Business segment reported 8% C$ total revenue growth and 13% C$ storage rental revenue growth. Adjusted OIBDA increased 15% C$ in this segment, keeping it on track to achieve its goal of 700 basis points of margin expansion by the end of 2013. The Company acquired records management businesses in Brazil (previously announced) and Hungary and acquired controlling interests in existing joint ventures in Switzerland and Turkey. The North America segment sustained margins of 43% on 3% C$ storage rental growth and flat total revenue growth. The negative impact of lower recycled paper prices predominantly impacts the North American results.

Financial Review Q2/2012

Iron Mountain reported revenues of $752 million in the second quarter of 2012, an increase of 2% C$ ((1)% on a reported basis) compared to the same prior year period. Storage rental revenue growth of 6% C$ was driven primarily by 4% internal growth with acquisitions adding another 2%. Storage rental internal growth was 2% and 8% in the North American and International Business segments, respectively. Service revenue growth was (4)% C$ in the second quarter of 2012 primarily driven by lower year-over-year recycled paper prices, which resulted in an $11 million decrease in revenues.

Gross profit was $439 million (58.4% of revenues) for the second quarter of 2012 compared to $451 million (59.5% of revenues) for the same prior year period. Storage rental gross margins improved 100 basis points year-over-year due primarily to lower occupancy costs. Service gross margins were down year-over-year reflecting decreased recycled paper revenues. Service margins were also impacted by the reclassification of overhead expenses to cost of sales (as previously disclosed) and the growth of lower margin businesses, including hybrid services. Adjusted OIBDA was $239 million for the second quarter of 2012 (31.8% of revenues), up 2% (C$) compared to the second quarter of 2011. The $11 million decrease in recycled paper revenues reduced the Adjusted OIBDA growth rate by approximately 5%. This impact was offset by strong Adjusted OIBDA growth in the International Business segment (15% C$) and the benefits from cost improvement initiatives in the Corporate segment. Overhead cost controls and the reclassification of overhead expenses to cost of sales drove a 4% C$ decrease in selling, general and administrative costs compared to the second quarter of 2011.

Income from continuing operations was $43 million for the quarter compared to $74 million for the same prior year period. The decrease was due to increased interest expense related to higher debt levels in support of the Company’s stock repurchase program and a higher effective tax rate. Including the impact of discrete tax items, primarily related to foreign exchange rate changes, the effective tax rate for the quarter was 54%. The structural tax rate for the second quarter was 40%, slightly higher than expected.

Adjusted EPS for the quarter was $0.36, compared to $0.33 for the second quarter of 2011, an increase of 9%.

The Company’s FCF for the first half of 2012 was $117 million compared to $149 million for the first half of 2011, primarily reflecting lower income from continuing operations and higher incentive compensation cash payouts related to 2011 performance compared to lower prior year levels. Capital expenditures for the first half of 2012 totaled $76 million (excluding $11 million of acquired real estate), or 5.1% of revenues. As of June 30, 2012, the Company had $625 million of liquidity, including cash of $170 million and availability under its revolving credit facility of $455 million. Its consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.5x at quarter end.

Dividends

On June 5, 2012, Iron Mountain’s board of directors declared a quarterly dividend of $0.27 per share for stockholders of record as of June 22, 2012, which was paid on July 13, 2012.

Financial Performance Outlook

Iron Mountain will be presenting its full year 2012 outlook on an operating basis (excluding costs associated with the 2011 proxy contest, the Special Committee and the proposed REIT conversion) in order to discuss its underlying business performance. Estimates of these items are incorporated in the expected ranges shown on a fully-reported basis.

Today the Company is reiterating its constant dollar revenue growth guidance and projections for Adjusted OIBDA, Adjusted EPS and Free Cash Flow. The company is lowering the top end of its projected revenue range to reflect current foreign exchange rates, which have weakened relative to the US dollar. The Company is planning for consistent constant dollar revenue growth of 2%-4% excluding impacts from a projected 29% year-over-year decline in average paper prices. This decline is expected to reduce revenue growth rates by approximately 1% to 2%. Supported by sustained storage rental internal growth of approximately 3%, the Company expects underlying internal growth to be between 1% and 3%, excluding the impacts from lower recycled paper prices, consistent with 2011 internal growth of 2%. Completed acquisitions will add 1% to constant dollar growth. The Company now projects 2012 reported revenues to be in the range of $2,990 million to $3,040 million reflecting current foreign exchange rates. The Company is maintaining its outlook for Adjusted OIBDA to be in the range of $890 million to $930 million.

Adjusted EPS for 2012 is expected to be in the range of $1.20 to $1.36, unchanged from the prior outlook. The calculation of Adjusted EPS assumes a 40% structural tax rate and 172 million shares outstanding. The Company expects capital expenditures for the year to be approximately $225 million, including an estimated $30 million for real estate. Our outlook for FCF continues to be in the range of $320 million to $360 million.

In addition to the operating expectations discussed above, the Company is also expecting to incur between $10 million and $20 million of incremental expense, approximately $10 million of capital expenditures and pay approximately $80 million in additional taxes related to the previously disclosed depreciation recapture in connection with its proposed conversion to a REIT. The impact of these items will be a reduction in Adjusted EPS of $0.03 to $0.07 and FCF of $95 million to $105 million. The current full-year outlook does not include any projected impact from a potential 2012 distribution of earnings and profits in connection with the Company’s proposed conversion to a REIT.

This guidance is based on current expectations and does not include the potential impact of any future acquisitions or divestitures (dollars in millions):

	FY 2012 Outlook			C$ Operating[1] Growth vs. 2011
	Operating[1]	Items	Reported	With Paper	Ex Paper[2]
Revenues	$2,990-$3,040		$2,990-$3,040	0% - 3%	2% - 4%
Adjusted OIBDA	$890 - $930	$(10)-$(20)	$870 - $920	(4)% - 0%	(1)% - 3%

Adjusted EPS	$1.20 - $1.36	$(0.03)-$(0.07)	$1.13 - $1.33

FCF	$320 - $360	$(95)-$(105)	$215 - $265
Capital Expenditures	~$225	$10	~$235

1 Excludes costs associated with our 2011 proxy contest, the work of the Special Committee of the Board and the proposed REIT conversion.
2 Excludes the impact of the year-over-year change in recycled paper prices.

Iron Mountain’s conference call to discuss its second quarter 2012 financial results and full year 2012 outlook will be held today at 8:30 a.m. Eastern Time. The Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more, for organizations around the world. Visit www.ironmountain.com for more information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2012 financial performance outlook and statements regarding our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations, such as our (1) expected increase in our Adjusted OIBDA margins in our International Business segment, and (2) estimated range of the Company’s tax and other costs in 2012 in connection with its proposed conversion to a REIT. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others: (i) the cost to comply with current and future laws, regulations and customer demands relating to privacy issues; (ii) the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information; (iii) changes in the price for our services relative to the cost of providing such services; (iv) changes in customer preferences and demand for our services; (v) the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies; (vi) the cost or potential liabilities associated with real estate necessary for our business; (vii) the performance of business partners upon whom we depend for technical assistance or management expertise outside the U.S.; (viii) changes in the political and economic environments in the countries in which our international subsidiaries operate; (ix) with regard to our estimated tax and other REIT-conversion costs, our estimates may not be accurate, and such costs may turn out to be materially different than our estimates due to unanticipated outcomes in the private letter rulings, changes in our support functions and support costs, the unsuccessful execution of internal planning, including restructurings and cost reduction initiatives, or other factors; (x) claims that our technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors” and other documents that the Company files with the Securities and Exchange Commission from time to time. Except as required by law, the Company undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

We have presented in this earnings release financial data that exclude the costs associated with the Company’s 2011 proxy contest, the Special Committee and its proposed REIT conversion. A reconciliation is provided below that demonstrates the impact of these items to the relevant financial metric. The adjusted financial data should not be considered in isolation from, or as a substitute for, the GAAP data. We believe that the adjusted data provides meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that the adjusted data also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Selected Financial Data (as reported):
(dollars in millions, except per share data)	Q2/2011	Q2/2012	Inc (Dec)	YTD/2011	YTD/2012	Inc (Dec)
Revenues	$759	$752	(1)%	$1,505	$1,499	0%

Gross Profit (excluding D&A)	$451	$439	(3)%	$881	$870	(1)%
Gross Margin %	59.5%	58.4%		58.6%	58.1%

Adjusted OIBDA	$228	$236	4%	$445	$456	3%
Adjusted OIBDA Margin %	30.0%	31.3%		29.6%	30.4%

Operating Income	$149	$159	7%	$287	$301	5%
Interest Expense, net	$49	$58	20%	$97	$117	20%

Income from Continuing Operations	$67	$41	(39)%	$149	$103	(31)%
Adj. EPS from Continuing Operations – FD	$0.30	$0.35	17%	$0.58	$0.65	12%

Selected Financial Data (excluding costs associated with the 2011 proxy contest, the Special Committee and the proposed REIT conversion):
(dollars in millions, except per share data)	Q2/2011	Q2/2012	Inc (Dec)	YTD/2011	YTD/2012	Inc (Dec)
Adjusted OIBDA	$ 238	$ 239	--%	$ 459	$ 461	1%
Adjusted OIBDA Margin %	31.4%	31.8%		30.5%	30.8%

Operating Income	$ 159	$ 162	2%	$ 301	$ 306	2%

Income from Continuing Operations	$ 74	$ 43	(41)%	$ 157	$ 106	(33)%
Adj. EPS from Continuing Operations – FD	$0.33	$0.36	9%	$0.62	$0.67	8%

Summary of Excluded Costs and Expenditures:
(dollars in millions)	Q2/2011	Q2/2012	YTD/2011	YTD/2012
2011 Proxy Contest	$10	$--	$14	$--
REIT Conversion Costs	$--	$3	$--	$5

Tax Payments	$--	$--	$--	$--

Capital Expenditures	$--	$--	$--	$--

Impact of Excluded Costs and Expenditures on Operating Results:
	Q2/2011			Q2/2012
(dollars in millions)	Reported	Items(1)	Operating(2)	Reported	Items(1)	Operating(2)
Q2:
SG&A Expenses	$223	$(10)	$213	$204	$(3)	$200

Adjusted OIBDA	$228	$10	$238	$236	$3	$239
Adjusted OIBDA Margin %	30.0%	1.4%	31.4%	31.3%	0.4%	31.8%

Operating Income	$149	$10	$159	$159	$3	$162
Income from Continuing Operations	$67	$6	$74	$41	$2	$43

Adj EPS from Continuing Ops-FD	$0.30	$0.03	$0.33	$0.35	$0.01	$0.36

	YTD/2011			YTD/2012
YTD:
SG&A Expenses	$436	$(14)	$422	$414	$(5)	$409

Adjusted OIBDA	$445	$14	$459	$456	$5	$461
Adjusted OIBDA Margin %	29.6%	0.9%	30.5%	30.4%	0.4%	30.8%

Operating Income	$287	$14	$301	$301	$5	$306
Income from Continuing Operations	$149	$9	$157	$103	$3	$106

Adj EPS from Continuing Ops-FD	$0.58	$0.04	$0.62	$0.65	$0.02	$0.67
FCF	$140	$9	$149	$114	$3	$117

(1) The excluded costs and expenditures associated with the 2011 proxy contest, the Special Committee and the proposed REIT conversion were tax-effected using the structural tax rate of the periods presented for the purpose of calculating the impact on income from continuing operations and the EPS amounts

(2) Rows may not sum due to rounding

Components of Revenue Growth:	Q2/2012	YTD/2012
Storage rental internal growth rate	4%	3%
Core service internal growth rate	(3)%	(1)%
Core revenue internal growth rate	1%	2%
Complementary service internal growth rate	(12)%	(10)%
Total internal growth rate	0%	0%
Impact of acquisitions/divestitures	2%	1%
Impact of foreign currency and other	(3)%	(2)%
Total revenue growth	(1)%	0%
Columns may not foot due to rounding

The Company’s internal growth rates represent the weighted average, year-over-year revenue growth rates excluding the effects of foreign currency exchange rate fluctuations, acquisitions and divestitures, and certain other unusual items. Core revenues are comprised of storage rental revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring hybrid services and recurring project revenues. Included in complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes.

Growth Rates	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	As Reported	C$	As Reported	C$
Revenues	(1)%	2%	0%	1%
Adjusted OIBDA	--%	2%	1%	2%
Depreciation and Amortization	(2)%	1%	(2)%	0%
Operating Income	2%	3%	2%	3%

The Company conducts business in 35 countries on five continents. As such, a considerable amount of our revenues and expenses are denominated in foreign currencies. The Company’s international results are subject to fluctuations based on the changes in foreign currency rates. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a C$ basis. The C$ growth rates are calculated by translating the 2011 results at the 2012 average exchange rates.

APPENDIX B

Non-GAAP Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP measure to its most comparable GAAP measure. This presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts we do not consider part of ongoing operating results when planning and forecasting and assessing the performance of the organization or our individual operating segments. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

Adjusted Operating Income Before Depreciation and Amortization, or Adjusted OIBDA

Adjusted OIBDA is defined as operating income before depreciation and amortization expenses, excluding gains and losses on disposal/write-down of property, plant and equipment, net and intangible impairment charges. Adjusted OIBDA Margin is calculated by dividing Adjusted OIBDA by total revenues. We use Adjusted OIBDA as an integral part of our planning and reporting systems and to evaluate the operating performance of the consolidated business. We use multiples of current and projected Adjusted OIBDA in conjunction with our discounted cash flow models to determine our overall enterprise valuation and to evaluate acquisition targets. We believe Adjusted OIBDA and Adjusted OIBDA Margin provide current and potential investors with relevant and useful information regarding our ability to generate cash flow to support business investment.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities from continuing operations less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer relationship and acquisition costs. Our management uses this measure when evaluating the operating performance of our consolidated business. We believe this measure provides relevant and useful information to our current and potential investors. FCF is a useful measure in determining our ability to generate excess cash that may be used for reinvestment in the business, discretionary deployment in investments such as real estate or acquisition opportunities, returning of capital to our stockholders and voluntary prepayments of indebtedness.

Adjusted Earnings Per Share from Continuing Operations, or Adjusted EPS

Adjusted EPS is defined as reported earnings per share from continuing operations excluding: (a) (gain) loss on the disposal/write-down of property, plant and equipment, net; (b) intangible impairments; (c) other (income) expense, net; and (d) tax impact of reconciling items and discrete tax items. We do not believe these excluded items to be indicative of our ongoing operating results, and they are not considered when we are forecasting our future results. We believe Adjusted EPS is of value to investors when comparing our results from past, present and future periods.

Following are reconciliations of the above-described measures to the most directly comparable GAAP measures:

Adjusted OIBDA reconciled to operating income and income from continuing operations (in millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Adjusted OIBDA	$228	$236	$445	$456
Less: (Gain)Loss on disposal/write-down of PP&E, net	--	(1)	(1)	--
Depreciation and Amortization	79	78	159	156
Operating Income	$149	$159	$287	$301
Less: Interest Expense, net	49	58	97	117
Other (Income) Expense, net	3	10	(6)	7
Provision for Income Taxes	30	49	47	74
Income from Continuing Operations	$67	$41	$149	$103
Columns may not foot due to rounding.

Free Cash Flows before Acquisitions and Discretionary Investments reconciled to Cash Flows from Operating Activities from Continuing Operations (in millions):

	Six Months Ended June 30,
	2011	2012
Free Cash Flows Before Acquisitions and Discretionary Investments	$140	$114
Add: Capital Expenditures (excluding real estate), net	90	95
Additions to Customer Acquisition Costs	11	8
Cash Flows from Operating Activities from Continuing Operations	$241	$217
Columns may not foot due to rounding.

Adjusted EPS from Continuing Operations – FD reconciled to Reported EPS from Continuing Operations – FD:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Adjusted EPS from Continuing Operations – FD	$0.30	$0.35	$0.58	$0.65
Less: (Gain) Loss on disposal/write-down of PP&E, net	--	--	--	--
Other (Income) Expense, net	0.01	0.06	(0.03)	0.04
Tax impact of reconciling items and discrete tax items	(0.04)	0.05	(0.12)	0.01
Reported EPS from Continuing Operations – FD	$0.33	$0.24	$0.73	$0.60

Weighted average common shares outstanding – FD (000s)	203,311	172,231	202,281	172,227
Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands except Per Share Data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
REVENUES:
Storage Rental	$419,146	$433,436	$834,851	$858,777
Service	339,405	318,729	669,709	639,886

Total Revenues	758,551	752,165	1,504,560	1,498,663

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	307,577	313,060	623,532	628,358
Selling, General and Administrative	223,389	203,515	436,144	414,175
Depreciation and Amortization	78,868	77,510	159,031	155,518
(Gain) Loss on Disposal / Write-down of Property, Plant and Equipment, Net	(220)	(607)	(684)	112

Total Operating Expenses	609,614	593,478	1,218,023	1,198,163

OPERATING INCOME	148,937	158,687	286,537	300,500

INTEREST EXPENSE, NET	48,604	58,216	97,222	117,000
OTHER EXPENSE (INCOME), NET	2,621	10,066	(6,337)	6,762

Income from Continuing Operations before Provision
for Income Taxes	97,712	90,405	195,652	176,738

PROVISION FOR INCOME TAXES	30,252	48,964	47,016	74,224
INCOME FROM CONTINUING OPERATIONS	67,460	41,441	148,636	102,514
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(7,762)	(639)	(14,319)	(5,732)
INCOME (LOSS) ON SALE OF DISCONTINUED OPERATIONS, NET OF TAX	193,349	(1,885)	193,349	(1,885)
NET INCOME	253,047	38,917	327,666	94,897

Less: Net Income Attributable to the Noncontrolling Interests	363	862	1,522	1,492

Net Income Attributable to Iron Mountain Incorporated	$252,684	$38,055	$326,144	$93,405

EARNINGS (LOSSES) PER SHARE – BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.33	$0.24	$0.74	$0.60
TOTAL INCOME (LOSS) FROM DISCONTINUED OPERATIONS	$0.92	$(0.01)	$0.89	$(0.04)
Net Income Attributable to Iron Mountain Incorporated	$1.25	$0.22	$1.62	$0.55
EARNINGS (LOSSES) PER SHARE – DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.33	$0.24	$0.73	$0.60
TOTAL INCOME (LOSS) FROM DISCONTINUED OPERATIONS	$0.91	$(0.01)	$0.89	$(0.04)
Net Income Attributable to Iron Mountain Incorporated	$1.24	$0.22	$1.61	$0.54

DIVIDENDS DECLARED PER COMMON SHARE	$0.2500	$0.2700	$0.4375	$0.5200
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	201,653	171,296	200,941	171,308
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	203,311	172,231	202,281	172,227

Adjusted Operating Income before Depreciation and Amortization	$227,585	$235,590	$444,884	$456,130

IRON MOUNTAIN INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands) (Unaudited)

	December 31, 2011	June 30, 2012
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$179,845	$170,230
Restricted Cash	35,110	36,612
Accounts Receivable (less allowances of $23,277 and $24,318, respectively)	543,467	572,377
Other Current Assets	148,772	111,935
Assets of Discontinued Operations	7,256	-
Total Current Assets	914,450	891,154

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	4,232,594	4,255,559
Less: Accumulated Depreciation	(1,825,511)	(1,879,212)
Property, Plant and Equipment, net	2,407,083	2,376,347

OTHER ASSETS:
Goodwill, net	2,254,268	2,321,810
Other Non-current Assets, net	465,457	497,901
Total Other Assets	2,719,725	2,819,711

Total Assets	$6,041,258	$6,087,212

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$73,320	$62,837
Other Current Liabilities	772,393	717,889
Liabilities of Discontinued Operations	3,317	-
Total Current Liabilities	849,030	780,726

LONG-TERM DEBT, NET OF CURRENT PORTION	3,280,268	3,430,157
OTHER LONG-TERM LIABILITIES	657,704	626,005
COMMITMENTS AND CONTINGENCIES
TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,245,688	1,239,611
NONCONTROLLING INTERESTS	8,568	10,713

TOTAL EQUITY	1,254,256	1,250,324

Total Liabilities and Equity	$6,041,258	$6,087,212

1 The non-GAAP operating results and outlook presented in this press release exclude, among other items, costs associated with the 2011 proxy contest, the Strategic Review Special Committee of the Board of Directors (Special Committee) and the proposed REIT conversion.

CONTACT:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com